We consent to the incorporation by reference in Registration Statement Nos. 33-98988 and 33-98986 of USA Detergents, Inc. on Form S-8 of our report dated February 28, 2001, (March 14, 2001 as to note 10, March 21, 2001 as to notes 4 and 10 and March 27, 2001 as to note 1), appearing in this Annual Report on Form 10-K of USA Detergents, Inc. for the year ended December 31, 2000.









/s/ Deloitte & Touche LLP

New York, New York
March 27,2001